Exhibit (h)(25)

FIRST AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

HIGHLAND FUNDS II,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (this “Amendment”) dated as of January 22, 2018 is between HIGHLAND FUNDS II (formerly known as PYXIS FUNDS II), on behalf of its series as listed on Schedule B to the Agreement (as defined below), severally and not jointly, each a registered management investment company organized and existing under the laws of Delaware (each a “Trust”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of January 23, 2013 between the Trust and State Street.

WHEREAS, the Trust and State Street desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.    Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.    Amendments.

(a) Section 3 (Securities to be Loaned) of the Agreement is hereby amended by adding the following as the new second paragraph thereof.

“At the initiation of each Loan, the Demand Spread must be equal to or greater than ten (10) basis points (the “Minimum Demand Spread Test”). For the avoidance of doubt, loans may have a Demand Spread that is lower than ten (10) basis points during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation.”

For purposes of the Minimum Demand Spread Test:

“Demand Spread” means, (i) with respect to a loan collateralized with cash, the difference between the Reference Rate and the rebate rate and, (ii) with respect to a loan collateralized with non-cash, the premium paid by Borrower in connection with the loan.

“Reference Rate” means Fed Target.

“Fed Target” means, if the target level for the federal funds rate most recently announced by the Federal Open Markets Committee (“FOMC”) is a specific rate, such rate, and if the target level for the federal funds rate most recently announced by the FOMC is a target band in lieu of a target rate, the lowest rate of the target band.”

(b) Subsection 9(c) (Net Investment Income and Fee Income) of the Agreement is hereby amended by deleting it in its entirety and replacing it to read as follows:

“Net Investment Income and Fee Income shall be credited to the Fund’s securities lending account, on a monthly basis, after making the following payments on behalf of the Fund: (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.” In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the Fund shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split.” For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s securities lending account as described in this paragraph, and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall.”

(c) Schedule A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule A attached to this Amendment.

(d) Schedule B to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule B attached to this Amendment.

3.    Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4.    Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.    Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this First Amendment by affixing their duly authorized signatures below.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francesco D’Agnese
Name:	Francesco D’Agnese
Title:	Managing Director

HIGHLAND FUNDS II, on behalf of its series
as listed on Schedule B to the Agreement, severally and not jointly

By:	/s/ Frank Waterhouse
Name:	Frank Waterhouse
Title:	Treasurer, Principal Accounting Officer and Principal Financial Officer

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of January, 2013 between HIGHLAND FUNDS II (formerly known as PYXIS FUNDS II), ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fee Split

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Cash Collateral Investment

Each Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio (hereinafter the “Government Portfolio”).

Information about the fees of the Government Portfolio is disclosed in the confidential offering memorandum, shareholder reports and/or other Government Portfolio documents. The Government Portfolio distributes yield daily. Each Fund acknowledges that it has received Government Portfolio documents. The daily yield will be reinvested into the Government Portfolio until redeemed monthly to make the payments contemplated by this Agreement.

The investment manager of the Government Portfolio may, to the extent consistent with the relevant investment guidelines, invest cash Collateral or money received in respect of cash Collateral in instruments, funds or investments with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated.

To the extent that there is a period of time when the cash Collateral cannot be promptly invested pursuant to each Fund’s direction above, whether due to the timing of delivery of the cash Collateral by Borrower, any delay between monthly redemptions from the vehicle above and monthly payments contemplated by this Agreement, or otherwise, such cash Collateral may be held in a demand deposit account or similar account in the name of State Street or any State Street Affiliate (which account may or may not bear interest).

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 23rd day of January, 2013 between HIGHLAND FUNDS II (formerly known as PYXIS FUNDS II), ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Highland Funds II
Highland Small-Cap Equity Fund	06-1523262	30-Sep
Highland Energy MLP Fund	45-6436434	30-Sep
Highland Premier Growth Equity Fund	06-1462371	30-Sep
Highland Fixed Income Fund	06-1357782	30-Sep
Highland Tax-Exempt Fund	06-1357779	30-Sep
Highland Total Return Fund	06-1357780	30-Sep
Highland Global Allocation Fund	06-1357781	30-Sep
Highland First Foundation Income Fund	81-5265596	30-Sep